Exhibit 99.1
www.nortel.com

FOR IMMEDIATE RELEASE	June 6, 2006

For more information:

Media	Investors
Patricia Vernon	(888) 901-7286
(905) 863-1035	(905) 863-6049
patricve@nortel.com	investor@nortel.com
Nortel Files and Reports Results for the First Quarter 2006
Financial Reporting is Now Current
Nortel Provides Status Update
•	Q1 2006 revenues of $2.38 billion, essentially flat year over year

•	Q1 2006 net loss of $167 million, ($0.04) per common share on a diluted basis

•	Q1 2006 cash balance of $2.70 billion
TORONTO — Nortel Networks* Corporation [NYSE/TSX: NT] today announced that it and its principal operating subsidiary Nortel Networks Limited (NNL) have filed their unaudited financial statements for the first quarter of 2006 prepared in accordance with accounting principles generally accepted in the United States and related Quarterly Reports on Form 10-Q and corresponding Canadian filings. All dollar amounts included are in U.S. dollars.
First Quarter 2006 Results
Revenues were $2.38 billion for the first quarter of 2006 compared to $2.39 billion for the first quarter of 2005 and $3.0 billion for the fourth quarter of 2005. The Company reported a net loss in the first quarter of 2006 of $167 million, or ($0.04) per common share on a diluted basis, compared to a net loss of $104 million, or ($0.02) per common share on a diluted basis, in the first quarter of 2005 and a net loss of $2,302 million, or ($0.53) per common share on a diluted basis, in the fourth quarter of 2005.
Net loss in the first quarter of 2006 included an income tax expense of approximately $23 million, a shareholder litigation expense of $19 million reflecting a mark-to-market adjustment of the share portion of the proposed class action settlement and a benefit of $35 million in gains on the sale of businesses and assets. Net loss in the first quarter of 2005 included special charges of $14 million related to restructuring activities. Net loss in the fourth quarter of 2005 included a litigation expense of $2,474 million for the proposed class action settlement, a tax benefit of approximately $140 million related to a liability release as a result of new information regarding transfer pricing issues, special charges of $25 million related to restructuring activities and $11 million of costs related to the sale of businesses and assets.
“I am pleased to be current in our financial reporting,” said Mike Zafirovski, president and chief executive officer, Nortel. “While our results reflect a challenging first quarter, we continue to expect good revenue and operating margin momentum commencing in the second quarter, in line with our previously communicated full year plan. We remain focused on our business transformation initiatives, integrity renewal and short term growth opportunities, while concurrently building the long-term foundation for the new Nortel.”
Breakdown of First Quarter 2006 Revenues
Mobility and Converged Core Networks revenues were $1.43 billion, a decrease of 4 percent compared with the year-ago quarter and a decrease of 23 percent sequentially. Enterprise Solutions and Packet Networks revenues were $871 million, a decrease of 1 percent compared with the year-ago quarter and a decrease of 15 percent sequentially. Revenues in both segments were impacted by the timing of certain contracts as both deferred revenues and backlog increased at quarter end by $140 million and $275 million, respectively.
Gross margin
Gross margin was 38 percent of revenue in the first quarter of 2006, primarily impacted by product mix, including the timing of certain contracts, and competitive pricing pressures, partially offset by improvements in our cost structure.
Selling, general and administrative (SG&A)
SG&A expenses were $595 million in the first quarter of 2006, which included a cost of $43 million in relation to internal control remediation activities and investment in our finance organization. This compares to SG&A expenses of $578 million for the first quarter of 2005, which included costs of $60 million in relation to restatement activities and investment in the Company’s finance organization and $680 million for the fourth quarter of 2005, which included costs of approximately $38 million related to executive recruitment and retirement and costs of $50 million in relation to internal control remedial measures, investment in the Company’s finance processes and our prior restatement related activities.
Research and development (R&D)
R&D expenses were $478 million in the first quarter of 2006, reflecting increased investment in targeted product areas and unfavorable foreign exchange. This compares to $474 million for the first quarter of 2005 and $451 million for the fourth quarter of 2005.
Other income (expense) — net
Other income (expense) — net was net income of $69 million for the first quarter of 2006, which primarily related to investment income of approximately $29 million and a gain of $26 million related to the sale of a note receivable from Bookham, Inc.
Cash
Cash balance at the end of the first quarter of 2006 was $2.70 billion, down from $2.95 billion at the end of 2005. This decrease in cash from the end of 2005 was primarily driven by a cash outflow from operations of $174 million, which included $91 million for pension funding and $35 million for restructuring, and payments of $99 million for plant and equipment, and net payments of $98 million related to the acquisition of Tasman, partially offset by cash proceeds of $87 million related to the sale of the Brampton facility. On June 1, 2006, $575 million related to the proposed class action settlement, plus approximately $5 million in interest (accrued since March 23, 2006), was placed in escrow pending satisfactory completion of all conditions to the settlement.
Outlook (a)
Commenting on the Company’s financial expectations, Peter Currie, executive vice president and chief financial officer, Nortel, said, “For the full year 2006, we continue to expect strong revenue momentum for the rest of 2006, resulting in high single digit growth for the full year 2006 compared to 2005, gross margin to be around 40% as a percentage of revenue and operating expenses to be flat to up slightly from 2005, with foreign exchange and growth related expenses offsetting productivity and efficiencies. For the second quarter of 2006, we expect revenue, gross margin and operating expenses to support our full year guidance.”
(a) The Company’s financial outlook contains forward-looking information and as such, is based on certain assumptions, and is subject to important risk factors and uncertainties (which are summarized in italics at the end of this press release) that could cause actual results or events to differ materially from this outlook.
Other items
Financial Reporting Obligations; Stock Exchanges; Debt Securities; Credit and Support Facilities
With the filing by the Company and NNL of their Quarterly Reports on Form 10-Q for the first quarter of 2006 and corresponding Canadian filings, the Company and NNL are now current with their financial reporting obligations. With the delivery of the filings to the New York and Toronto stock exchanges, and their subsequent delivery to shareholders, the Company and NNL will be in compliance with stock exchange listing requirements and their financial statement delivery obligations under applicable securities laws.
With the delivery of these filings to the indenture trustees, the Company and NNL will also be in compliance with their obligations under their public debt indentures. As previously announced, the Company and NNL have obtained waivers under Nortel’s US$1.3 billion one-year credit facility and NNL has obtained a waiver from Export Development Canada (EDC) of all remaining defaults and breaches under the EDC performance-based support facility. With the delivery of the first quarter of 2006 filings, the Company and NNL are in compliance with their obligations under the credit and support facilities.
OSC Bi-Weekly Updates; Management Cease Trade Orders
Today’s announcements serve as a status update by the Company and NNL pursuant to the alternate information guidelines of the Ontario Securities Commission (OSC). The Company and NNL reported that there have been no material developments from prior status updates, with the exception of the matters described herein. As previously announced, the OSC issued an order prohibiting certain directors and officers and certain current and former employees of the Company and NNL from trading in securities of the Company and NNL. Two other Canadian securities commissions issued similar orders. Now that the Company and NNL are current in their financial reporting obligations for the first quarter of 2006, the Company and NNL will be applying to have the management cease trade orders revoked and will cease reporting under the OSC’s alternate information guidelines.
Recent Business Highlights
Revenue Momentum
Recent momentum in Nortel’s mobility portfolio includes the deployment of one of the world’s first commercial high-speed mobile networks for Partner Communications Company Ltd in Israel based on HSDPA technology. In addition to Partner, Nortel has worked with a number of wireless operators on HSDPA trials and deployments including Vodafone Spain in Barcelona, EDGE Wireless in the US, SKT and KTF in Korea, SOFTBANK Group’s BB Mobile in Japan, Orange France and Mobilkom Austria. With the signing of an agreement with China’s Ministry of Railways for GSM-Railway switching centres along passenger lines spanning 20 of China’s 31 provinces, Nortel added to its established leadership GSM-R position, which includes national deployments for the three largest railway operations in Europe — RFF in France, Network Rail in Great Britain and Deutsche Bahn in Germany.
Nortel continues its lead in the Metro WDM market for the 7th consecutive year with 26.2% Q1 2006 marketshare (Dell ‘Oro Group) to enable Ethernet connectivity options and industry leading storage extension capabilities in support of Carrier Managed Services. BMW through Charter Communications, the Australian Stock Exchange, and the Agricultural Bank of China have all recently leveraged Nortel’s strength in securing their business.
Nortel’s optical momentum with cable operators continues to build with the announcement of customer wins with Charter Communications, the fourth largest MSO in the US, and Unity Media, which has Europe’s largest cable network. These customers were recently added to the fold of Nortel MSO customers that include Comcast, Time Warner, and Cox Communications — the top three US Cable Operators.
Nortel’s enterprise customer momentum includes customers such as; Station Casinos Inc., one of the leading gaming corporations in the U.S., privately owned airline Jazeera Airways, Lebanon based consumer product manufacturing group Industry Development Company (INDEVCO), and one of China’s top four banks the Agriculture Bank of China choosing Nortel’s converged IP solutions.
Leading Next-Generation Solutions
The world’s first handset based HSDPA Network has been launched by SK Telecom, South Korea’s largest mobile operator using LG-Nortel wireless broadband technology. This network is the first to provide HSDPA performance on handsets as well as data cards to enable high-speed broadband wireless services to subscribers using either a handset or a laptop computer. Nortel’s HSDPA technology is a key component in supporting SK Telecom’s “3G+” new service offerings such as “high quality video call” and “ultra speed data transfer”.
Supporting our belief in the market potential of wireless broadband including WiMAX and Wireless Mesh, leading Russia-based service provider Golden Telecom is using wireless mesh network technology from Nortel to build Moscow’s first wireless mesh network which will expand Golden Telecom’s broadband communication services to include universal indoor and outdoor wireless access to approximately 3.9 million households in Moscow. National Taiwan University Electrical Engineering and Graduate Institute of Business Administration departments are collaborating with Nortel in a WiMAX broadband service trial that includes a wide range of high-bandwidth multimedia applications.

About Nortel
Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Our next-generation technologies, for both service providers and enterprises, span access and core networks, support multimedia and business-critical applications, and help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people with information. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different. Nortel has made various assumptions in the preparation of its financial outlook in this press release, including the following company specific assumptions: no further negative impact to Nortel’s results of operations, financial condition and liquidity arising from Nortel’s restatements of its financial results; Nortel’s prices increasing at or above the rate of price increases for similar products in geographic regions in which Nortel sells its products; increase in sales to Nortel’s enterprise customers and wireless service provider customers in the Asia Pacific region as a result of Nortel’s joint venture with LG Electronics Inc.; anticipated growth in sales to enterprise customers, including the full year impact to Nortel’s revenues from its acquisition of PEC Solutions, Inc., (now Nortel Government Solutions Incorporated); improvement in Nortel’s product costs due to favorable supplier pricing substantially offset by higher costs associated with initial customer deployments in emerging markets; cost reductions resulting from the completion of Nortel’s significant financial restatements and 2004 restructuring plan; a moderate increase in costs over 2005 related to investments in the finance organization and remedial measures related to Nortel’s material weaknesses in internal controls; increased employee costs relative to expected cost of living adjustments and employee bonuses offset by a significant reduction in executive recruitment and severance costs incurred in 2005; and the effective execution of Nortel’s strategy. Nortel has also made certain macroeconomic and general industry assumptions in the preparation of its financial guidance including: a modest growth rate in the gross domestic product of global economies in the range of 3.2% which is unchanged from the growth rate in 2005; global service provider capital expenditures in 2006 reflecting flat to low single digit growth as compared to low double digit growth in 2005; a general increase in demand for broadband access, data traffic and wireless infrastructure and services in emerging markets with the rate of growth in developed markets beginning to slow; and a moderate impact as a result of expected industry consolidation among service providers in various geographic regions, particularly in North America and EMEA. The above assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from its expectations set out in this press release. Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s restatements and related matters including: Nortel’s most recent restatement and two previous restatements of its financial statements and related events; the negative impact on Nortel and NNL of their most recent restatement and delay in filing their financial statements and related periodic reports; legal judgments, fines, penalties or settlements, or any substantial regulatory fines or other penalties or sanctions, related to the ongoing regulatory and criminal investigations of Nortel in the U.S. and Canada; any significant pending civil litigation actions not encompassed by Nortel’s proposed class action settlement; any substantial cash payment and/or significant dilution of Nortel’s existing equity positions resulting from the finalization and approval of its proposed class action settlement, or if such proposed class action settlement is not finalized, any larger settlements or awards of damages in respect of such class actions; any unsuccessful remediation of Nortel’s material weaknesses in internal control over financial reporting resulting in an inability to report Nortel’s results of operations and financial condition accurately and in a timely manner; the time required to implement Nortel’s remedial measures; Nortel’s inability to access, in its current form, its shelf registration filed with the United States Securities and Exchange Commission (SEC), and Nortel’s below investment grade credit rating and any further adverse effect on its credit rating due to Nortel’s restatements of its financial statements; any adverse affect on Nortel’s business and market price of its publicly traded securities arising from continuing negative publicity related to Nortel’s restatements; Nortel’s potential inability to attract or retain the personnel necessary to achieve its business objectives; any breach by Nortel of the continued listing requirements of the NYSE or TSX causing the NYSE and/or the TSX to commence suspension or delisting procedures; (ii) risks and uncertainties relating to Nortel’s business including: yearly and quarterly fluctuations of Nortel’s operating results; reduced demand and pricing pressures for its products due to global economic conditions, significant competition, competitive pricing practice, cautious capital spending by customers, increased industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material and adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong or because of certain barriers in its efforts to expand internationally; any reduction in Nortel’s operating results and any related volatility in the market price of its publicly traded securities arising from any decline in its gross margin, or fluctuations in foreign currency exchange rates; any negative developments associated with Nortel’s supply contract and contract manufacturing agreements including as a result of using a sole supplier for key optical networking solutions components, and any defects or errors in Nortel’s current or planned products; any negative impact to Nortel of its failure to achieve its business transformation objectives; additional valuation allowances for all or a portion of its deferred tax assets; Nortel’s failure to protect its intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; changes in regulation of the Internet and/or other aspects of the industry; Nortel’s failure to successfully operate or integrate its strategic acquisitions, or failure to consummate or succeed with its strategic alliances; any negative effect of Nortel’s failure to evolve adequately its financial and managerial control and reporting systems and processes, manage and grow its business, or create an effective risk management strategy; and (iii) risks and uncertainties relating to Nortel’s liquidity, financing arrangements and capital including: the impact of Nortel’s most recent restatement and two previous restatements of its financial statements; any inability of Nortel to manage cash flow fluctuations to fund working capital requirements or achieve its business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on Nortel capitalizing on business opportunities because of credit facility covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of Nortel’s public debt issues and the provisions of its credit facilities; any increase of restricted cash requirements for Nortel if it is unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of Nortel’s subsidiaries to provide it with sufficient funding; any negative effect to Nortel of the need to make larger defined benefit plans contributions in the future or exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; any negative impact on Nortel’s ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and further declines in the market price of Nortel’s publicly traded securities, or any future share consolidation resulting in a lower total market capitalization or adverse effect on the liquidity of Nortel’s common shares. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K/A, Quarterly Report on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise .
-end-
*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.
Nortel will host a teleconference/audio webcast to discuss First Quarter 2006 Results.
TIME:     8:30 AM — 9:30 AM EDT on Tuesday, June 6, 2006
To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:		Webcast:
North America:	1-888-211-4395	http://www.nortel.com/q1earnings2006
International:	1-212-231-6007

Replay:
(Available one hour after the conference call)
North America:	1-800-383-0935	Passcode: 21293763#
International:	1-402-530-5545	Passcode: 21293763#
Webcast:	http://www.nortel.com/q1earnings2006

NORTEL NETWORKS CORPORATION
Consolidated Statements of Operations (unaudited)
(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended
	March 31, 2006	December 31, 2005	March 31, 2005
			As restated
Revenues	$2,382	$2,997	$2,389
Cost of revenues	1,474	1,815	1,377

Gross profit	908	1,182	1,012

Selling, general and administrative expense	595	680	578
Research and development expense	478	451	474
Amortization of intangibles	5	6	2
Special charges	5	25	14
(Gain) loss on sale of businesses and assets	(35)	11	22
Shareholder litigation settlement expense	19	2,474	—

Operating earnings (loss)	(159)	(2,465)	(78)

Other income — net	69	122	54
Interest expense
Long-term debt	(46)	(52)	(50)
Other	(24)	(4)	(3)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	(160)	(2,399)	(77)
Income tax benefit (expense)	(23)	102	(16)

	(183)	(2,297)	(93)
Minority interests — net of tax	9	(4)	(14)
Equity in net earnings (loss) of associated companies — net of tax	(2)	1	1

Net earnings (loss) from continuing operations	(176)	(2,300)	(106)
Net earnings from discontinued operations — net of tax	—	(2)	2

Net earnings (loss) before cumulative effect of accounting change	(176)	(2,302)	(104)
Cumulative effect of accounting change — net of tax	9	—	—

Net earnings (loss)	$(167)	$(2,302)	$(104)

Average shares outstanding (millions) — Basic	4,339	4,338	4,338
Average shares outstanding (millions) — Diluted	4,339	4,338	4,338

Basic and diluted earnings (loss) per common share
— from continuing operations	$(0.04)	$(0.53)	$(0.02)
— from discontinued operations	0.00	0.00	0.00

Basic earnings (loss) per common share	$(0.04)	$(0.53)	$(0.02)

NORTEL NETWORKS CORPORATION
Consolidated Balance Sheets (unaudited)
(U.S. GAAP; Millions of U.S. dollars, except for share amounts)

	March 31, 2006	December 31, 2005	March 31, 2005
			As restated

ASSETS
Current assets
Cash and cash equivalents	$2,695	$2,951	$3,430
Restricted cash and cash equivalents	77	77	81
Accounts receivable — net	2,620	2,862	2,624
Inventories — net	1,984	1,804	1,974
Deferred income taxes — net	388	377	248
Other current assets	823	796	428

Total current assets	8,587	8,867	8,785

Investments	246	244	287
Plant and equipment — net	1,531	1,564	1,586
Goodwill	2,680	2,592	2,260
Intangible assets — net	166	172	75
Deferred income taxes — net	3,606	3,629	3,707
Other assets	1,025	1,044	758

Total assets	$17,841	$18,112	$17,458

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$1,069	$1,180	$974
Payroll and benefit-related liabilities	778	801	460
Contractual liabilities	297	346	518
Restructuring liabilities	84	95	144
Other accrued liabilities	4,384	4,200	3,593
Long-term debt due within one year	168	1,446	1,289
Loan payable	1,300	—	—

Total current liabilities	8,080	8,068	6,978

Long-term debt	2,445	2,439	2,566
Deferred income taxes — net	109	104	144
Other liabilities	5,778	5,935	3,670

Total liabilities	16,412	16,546	13,358

Minority interests in subsidiary companies	754	780	626

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited;
Issued and outstanding shares:
4,339,337,625 as of March 31, 2006 and 4,339,162,932 as of December 31, 2005	33,935	33,932	33,840
Additional paid-in capital	3,295	3,281	3,301
Accumulated deficit	(35,692)	(35,525)	(33,054)
Accumulated other comprehensive loss	(863)	(902)	(613)

Total shareholders’ equity	675	786	3,474

Total liabilities and shareholders’ equity	$17,841	$18,112	$17,458

NORTEL NETWORKS CORPORATION
Consolidated Statements of Cash Flows (unaudited)
(U.S. GAAP; Millions of U.S. dollars)

	Three months ended
	March 31, 2006	December 31, 2005	March 31, 2005
			As restated
Cash flows from (used in) operating activities
Net earnings (loss) from continuing operations	$(176)	$(2,300)	$(106)
Adjustments to reconcile net earnings (loss) from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	60	69	81
Non-cash portion of shareholder litigation settlement	19	1,899	—
Non-cash portion of special charges and related asset write downs	—	24	—
Equity in net (earnings) loss of associated companies	2	(1)	(1)
Stock option compensation	25	30	18
Deferred income taxes	16	(135)	8
Other liabilities	73	38	79
(Gain) loss on sale or write down of investments, businesses and assets	(34)	(40)	27
Other — net	103	113	(107)
Change in operating assets and liabilities	(262)	420	(262)

Net cash from (used in) operating activities of continuing operations	(174)	117	(263)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(99)	(82)	(54)
Proceeds on disposals of plant and equipment	87	—	—
Restricted cash and cash equivalents	3	(5)	1
Acquisitions of investments and businesses — net of cash acquired	(121)	(202)	(2)
Proceeds on sale of investments and businesses	30	162	83

Net cash from (used in) investing activities of continuing operations	(100)	(127)	28

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(18)	(10)	(14)
Increase in notes payable	4	11	20
Decrease in notes payable	(3)	(19)	(26)
Borrowings in loan payable	1,300	—	—
Repayments of long-term debt	(1,275)	—	—
Decrease in capital leases payable	(5)	(2)	(1)
Issuance of common shares	1	2	—

Net cash from (used in) financing activities of continuing operations	4	(18)	(21)

Effect of foreign exchange rate changes on cash and cash equivalents	14	(16)	(35)

Net cash from (used in) continuing operations	(256)	(44)	(291)
Net cash from (used in) operating activities of discontinued operations	—	(1)	36

Net increase (decrease) in cash and cash equivalents	(256)	(45)	(255)
Cash and cash equivalents at beginning of period	2,951	2,996	3,685

Cash and cash equivalents at end of period	$2,695	$2,951	$3,430

NORTEL NETWORKS CORPORATION
Consolidated Financial Information (unaudited)
(U.S. GAAP; Millions of U.S. dollars)
Segmented revenues
The following table summarizes our revenue by segment for:

	Three months ended
	March 31, 2006	December 31, 2005	March 31, 2005
			As restated

Revenues

Mobility and Converged Core Networks	$1,426	$1,862	$1,486
Enterprise Solutions and Packet Networks	871	1,028	878

Total reportable segments	2,297	2,890	2,364
Other	85	107	25

Total revenues	$2,382	$2,997	$2,389

Geographic revenues
The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended
	March 31, 2006	December 31, 2005	March 31, 2005
			As restated

Revenues

United States	$1,132	$1,363	$1,219
EMEA (a)	631	768	673
Canada	159	138	112
Asia Pacific	301	542	264
CALA (b)	159	186	121

Total revenues	$2,382	$2,997	$2,389

(a)	Europe, Middle East and Africa

(b)	Caribbean and Latin America
Network Solutions revenues
The following table summarizes our external revenues by category of network solutions for each of our reportable segments for:

	Three months ended
	March 31, 2006	March 31, 2005
		As restated

Revenues

Mobility and Converged Core Networks
CDMA solutions	514	534
GSM and UMTS solutions	633	713
Circuit and packet voice solutions	279	239

	1,426	1,486

Enterprise Solutions and Packet Networks
Circuit and packet voice solutions	339	322
Optical networking solutions	250	237
Data networking and security solutions (a)	282	319

	871	878
Other	85	25

Total revenues	$2,382	$2,389

(a)	Includes $175 and $203 of revenue from our enterprise customers for the three months ended March 31, 2006 and 2005, respectively.